EXHIBIT 23.2



                       CONSENT OF INDEPENDENT ACCOUNTANTS



The Board of Directors
Rheometric Scientific, Inc.


We consent to incorporation by reference in the registration statement (No. 333-33941) on Form S-8 of Rheometric Scientific, Inc. of our report dated December 29, 1999, relating to the consolidated balance sheet of Rheometric Scientific, Inc. and Subsidiaries as of December 31, 1998, and the related consolidated statements of operations, shareholders' equity (deficiency) and comprehensive loss, and cash flows for the year ended December 31, 1998 and 1997, which report appears in the December 31, 1999 annual report on Form 10-K/A of Rheometric Scientific, Inc.




/s/ PricewaterhouseCoopers LLC

Philadelphia, Pennsylvania
June 26, 2000